Exhibit 99.1

CT COMMUNICATIONS PRESS RELEASE
For Immediate Release
October 27, 2005
Concord, NC
Contact:
Jim Hausman
704.722.2410
Duane Johnson
704.722.3231
CT Communications Announces Third Quarter Results
CT Communications, Inc. (NASDAQ: CTCI) announces consolidated operating revenue increased 10.0% to $44.9 million for the quarter ended September 30, 2005, from the same period last year. The $4.1 million increase in operating revenue was driven by an increase in telephone system sales in the Company’s ILEC to $2.1 million in the third quarter of 2005, a $0.7 million, or 48.0% increase from the same period last year. Wireless roaming and settlement revenue increased $1.1 million driven by customer growth and an increase in network usage, access and interconnection revenue increased $1.2 million in CTC’s Wireline businesses and ILEC USF (Universal Service Fund) revenue increased $0.9 million. During the third quarter CTC added over 2,700 new DSL customers and ended the quarter with 17,921 DSL customers, a 44% increase from the same quarter last year. In addition, Greenfield access lines increased 17% and Wireless customers increased 10%, while ILEC access lines declined 2% from the third quarter last year.
Operating income for the quarter increased 56.2% to $7.1 million from the $4.5 million reported in the third quarter last year, representing an operating margin of 15.7% compared to 11.1% in the third quarter last year. Operating expense was $37.9 million in the third quarter of 2005, a $1.5 million increase over the third quarter of 2004. The increase in operating expense was primarily attributable to a $0.8 million increase in Wireless roaming and switching expense related to the customer growth and higher network usage, a $0.3 million increase in the cost of Wireless handset and accessory sales, a $0.3 million increase in the cost of materials associated with the higher level of telephone system sales and a $0.6 million increase in personnel expense primarily related to changes in certain of the Company’s incentive programs for stock-based compensation. Partially offsetting these increases was a $0.7 million decrease in access and interconnection expense, which included a $0.4 million favorable settlement of prior period disputed access charges.
Other income for the third quarter of 2005 was $0.7 million compared to $0.7 million of expense reported in the third quarter of 2004. The third quarter of 2004 included a $1.5 million impairment charge on certain of the Company’s investments. Net income for the third quarter of 2005 was $4.7 million, or $0.25 per diluted common share, compared to $2.2 million, or $0.12 per diluted common share in the third quarter of 2004.
Operating revenue for the nine months ended September 30, 2005 increased 4.3% to $127.4 million compared to the same period in 2004. The $5.2 million growth in operating revenue was driven by a $1.4 million increase in customer recurring revenue, a $2.1 million increase in Wireless roaming and settlement revenue and a $1.4 million increase in ILEC USF revenue. Operating income for the nine-month period in 2005 decreased to $15.7 million from the $17.6 million reported in the same period last year. Operating expense increased $7.1 million from the same nine-month period last year due to a $3.0 million increase in wireless roaming and other network related expenses driven by the growing customer base and associated higher customer usage, a $2.1 million increase in certain other administrative expenses and a $0.7 million increase in depreciation expense. The increase in administrative expenses relates to a $1.7 million increase in personnel costs driven by changes in stock-based incentive programs and higher benefit expense and a $0.4 million increase in professional fees largely due to the 2004 year-end audit and Sarbanes-Oxley Section 404 compliance. Net income for the nine months ended September 30, 2005 was $10.7 million, or $0.56 per diluted common share, compared to $10.6 million, or $0.56 per diluted common share for the nine months ended September 30, 2004.
Results by business unit:
•	ILEC — (“Concord Telephone”)
Concord Telephone’s operating revenue increased 8.1% to $25.2 million in the third quarter of 2005 compared to the same period last year. The $1.9 million increase in operating revenue over the third quarter of 2004 was attributable to a $0.7 million increase in telephone system sales, a $0.9 million increase in USF revenue largely due to a $0.6 million NECA (National Exchange Carrier Association) settlement related to the completion of the 2004 cost study and a $0.7 million increase in access and interconnection revenue. Offsetting the increase in operating revenue was a decline in customer recurring revenue of $0.3 million associated with a 2% decline in access lines from the third quarter of 2004. Concord Telephone ended the third quarter of 2005 with 111,043 access lines in service. Operating expense increased $1.1 million from the same period last year primarily due to a $0.6 million increase in depreciation expense and a $0.3 million increase in the cost of sales associated with the higher telephone system sales. Operating income in the third quarter of 2005 increased 13.0% to $7.0 million from the $6.2 million reported in the same period last year.
•	Wireless Service — (“CTC Wireless”)
CTC Wireless’s third quarter 2005 operating revenue increased 15.8%, or $1.3 million, to $9.5 million compared to the third quarter of 2004. The increase in wireless revenue was attributable to a $1.1 million increase in roaming and settlement revenue and $0.2 million increase in customer recurring revenue. The increase in roaming and settlement revenue was driven by a 44% increase in minutes of use on CTC Wireless’s network from the same period last year. Operating expense for the third quarter of 2005 increased to $8.4 million, a $1.4 million increase over the same period in the prior year. The increase in operating expense was attributable to a $0.8 million increase in switching and other network related expenses driven by the higher minutes of use on CTC Wireless’s network, a $0.4 million increase in roaming expense and a $0.3 million increase in the cost of handset and accessory sales. Operating income for the third quarter of 2005 was $1.1 million compared to $1.2 million for the third quarter of 2004. CTC Wireless ended the third quarter with 45,285 subscribers compared to 41,229 at the end of the third quarter of 2004. Customer churn was held to 1.7% in the third quarter of 2005 compared with 2.1% in the same period last year.

•	CLEC — (“CTC Exchange Services”)
CLEC operating revenue in the third quarter of 2005 increased 4.1% to $4.8 million compared to the third quarter of 2004. The $0.2 million increase in operating revenue was driven by a $0.4 million increase in access and interconnection revenue that was attributable to higher access billings and to the recovery of certain prior period billing disputes. Offsetting this increase was a $0.2 million decrease in customer recurring revenue due to continued pressure on service pricing. Operating expense of $5.1 million was flat compared to the same period last year. Operating loss for the third quarter of 2005 was $0.3 million compared to $0.5 million in the third quarter of 2004. Depreciation expense was $0.6 million in the third quarter of 2005 and 2004. CLEC ended the third quarter of 2005 with 31,853 access lines and 24,723 long distance lines in service compared to 31,194 and 22,819 at the end of the third quarter of 2004, respectively.

•	Greenfield — (“CTC Exchange Services”)
Greenfield’s third quarter 2005 operating revenue increased 20.8% to $2.5 million compared to the same period last year. Greenfield’s customer recurring revenue and access lines grew 21.4% and 17%, respectively, while operating expense for the third quarter of 2005 grew only 4.2% in comparison to the same period last year. Operating loss for the third quarter of 2005 improved to $0.6 million compared to an operating loss of $0.9 million for the third quarter of 2004. Depreciation expense was $0.9 million and $0.8 million in the third quarter of 2005 and 2004, respectively. Greenfield ended the third quarter of 2005 with 14,387 access lines and 8,080 long distance lines in service, which represented increases of 17% and 28%, respectively. As of September 30, 2005, the Company had signed 112 agreements with developers, which in total represent a potential of more than 50,000 lines at the completion of the projects.

•	Internet & Data — (“CTC Internet Services”)
CTC Internet Services’ third quarter 2005 operating revenue grew 11.2% to $2.9 million compared to the third quarter of 2004. DSL revenue grew 33.0% while DSL customers grew 44% from the same period last year. DSL customer growth exceeded revenue growth due to initial promotional discounts offered to new DSL customers. Partially offsetting the growth in DSL revenue was the continued decline of dial-up and high-speed service revenue as customers migrate to more attractively priced broadband services. Operating expense in the third quarter of 2005 decreased 28.0%, or $1.0 million, to $2.5 million compared to the same period last year. The reduction in operating expense was due to a $1.1 million decrease in depreciation expense. Operating income in the quarter improved to $0.4 million compared to an operating loss of $0.8 million in the third quarter of 2004. CTC Internet Services added 2,718 new DSL customers in the third quarter to end the quarter with 17,921 DSL customers, a 44% increase from the same period last year.
Future Period Guidance
We currently expect operating results to approximate the following during these future periods:
•	4th Quarter 2005
•	Revenue of $41.5 to $42.5 million

•	Operating income of $4.5 to $5.5 million

•	Depreciation expense of $7.9 to $8.0 million

•	Consolidated earnings per diluted share of $0.17 to $0.19

•	Capital expenditures of $6.0 to $7.0 million
•	Full Year 2005
•	Revenue of $169.0 to $170.0 million

•	Operating income of $20.0 to $21.0 million

•	Depreciation expense of $31.6 to $31.7 million

•	Consolidated earnings per diluted share of $0.72 to $0.74

•	Capital expenditures of $26.6 to $27.6 million
CT Communications will host a conference call to discuss the results of the third quarter on Friday, October 28, 2005 at 10:00 AM ET. You are invited to listen to the conference call that will be broadcast live over the Internet at www.ctc.net. If you are unable to listen during the live webcast, the call will be archived on the web site at www.ctc.net until November 30, 2005. Additionally, a replay of the call will be available until 5:00 PM ET on Friday, November 4th at 800-633-8284. Enter access number 21265992.
CT Communications, Inc. is headquartered in Concord, N.C. and is a growing provider of integrated telecommunications and related services to residential and business customers located primarily in North Carolina. CT Communications, Inc. offers a comprehensive package of telecommunications services, including local and long distance telephone services, Internet and data services and wireless services.
Certain statements contained in this press release are “forward-looking statements,” within the meaning of federal securities laws. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks, uncertainties and assumptions made by management about us, including, among other things, changes in industry conditions created by the Telecommunications Act of 1996 and related state and federal legislation and regulations, the impact of economic conditions related to financial performance of customers, business partners, competitors and peers within the telecommunications industry, the recovery of the substantial costs incurred over the past few years in connection with our expansion into new businesses, retention of our existing customer base and our ability to attract new customers, our ability to control pricing and product offerings in a highly competitive industry, our ability to attract and retain key personnel, the performance of our investments, rapid changes in technology, our ability to manage capital expenditures related to changes in technology, actions of our competitors, and the impact of economic and political events on our business, operating regions and customers, including terrorist attacks. In some cases, these forward-looking statements can be identified by the use of words such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “intend” or “potential” or the negative of those words or other comparable words. These forward-looking statements may differ materially from actual events or results because they involve estimates, assumptions and uncertainties and should be viewed with caution. We undertake no obligation to update or revise any forward-looking statements, whether as the result of new information, future events or otherwise. Readers are also directed to consider the risks, uncertainties and other factors discussed in documents filed by us with the Securities and Exchange Commission, including those matters summarized under the caption “Risk Factors” in our Annual Report on Form 10-K/A (Amendment No. 1) for the year ended December 31, 2004.

CT Communications, Inc.
Consolidated Statements of Income
(Unaudited, in thousands, except per share amounts)

	Three Months Ended September 30,		%
	2005	2004	Change
Operating Revenue
ILEC Services	$25,237	$23,350	8.1%
Wireless Services	9,521	8,222	15.8%
CLEC Services	4,785	4,596	4.1%
Greenfield Services	2,463	2,039	20.8%
Internet & Data Services	2,937	2,641	11.2%

Total Operating Revenue	44,943	40,848	10.0%

Operating Expense
ILEC Services	18,194	17,118	6.3%
Wireless Services	8,391	7,006	19.8%
CLEC Services	5,113	5,123	(0.2)%
Greenfield Services	3,075	2,951	4.2%
Internet & Data Services	2,492	3,463	(28.0)%
Other	600	657	(8.7)%

Total Operating Expense	37,865	36,318	4.3%

Operating Income	7,078	4,530	56.2%

Other Income (Expense)
Investment, Equity Method	1,434	1,820	(21.2)%
Gains, Interest, Dividends	396	184	115.2%
Impairment on Investments	—	(1,454)	NMF
Other Expenses, Principally Interest	(1,162)	(1,205)	(3.6)%

Total Other Income	668	(655)	(202.0)%

Pre-Tax Income	7,746	3,875	99.9%

Income Tax Expense	3,010	1,631	84.5%

Net Income	$4,736	$2,244	111.1%

Weighted Average Diluted Shares	18,975	19,054

Earnings Per Diluted Common Share	$0.25	$0.12

CT Communications, Inc.
Consolidated Statements of Income
(Unaudited, in thousands, except per share amounts)

	Nine Months Ended September 30,		%
	2005	2004	Change
Operating Revenue
ILEC Services	$69,912	$69,955	(0.1)%
Wireless Services	26,976	23,591	14.3%
CLEC Services	14,641	14,585	0.4%
Greenfield Services	7,181	5,869	22.4%
Internet & Data Services	8,663	8,161	6.2%

Total Operating Revenue	127,373	122,161	4.3%

Operating Expense
ILEC Services	53,349	49,072	8.7%
Wireless Services	24,632	20,812	18.4%
CLEC Services	15,356	15,253	0.7%
Greenfield Services	9,052	8,775	3.2%
Internet & Data Services	7,606	8,780	(13.4)%
Other	1,652	1,828	(9.6)%

Total Operating Expense	111,647	104,520	6.8%

Operating Income	15,726	17,641	(10.9)%

Other Income (Expense)
Investment, Equity Method	3,982	4,549	(12.5)%
Gains, Interest, Dividends	2,073	934	121.9%
Impairment on Investments	(529)	(1,494)	(64.6)%
Other Expenses, Principally Interest	(3,693)	(3,657)	1.0%

Total Other Income	1,833	332	452.1%

Pre-Tax Income	17,559	17,973	(2.3)%

Income Tax Expense	6,881	7,324	(6.0)%

Net Income	$10,678	$10,649	0.3%

Weighted Average Diluted Shares	18,986	19,010

Earnings Per Diluted Common Share	$0.56	$0.56

CT Communications, Inc.
Consolidated Balance Sheets
(Unaudited, in thousands)

	September 30,	December 31,
	2005	2004
ASSETS
Cash and Cash Equivalents	$23,004	$28,358
Marketable Securities	2,427	—
Accounts Receivable and Unbilled Revenue, Net	17,986	17,371
Wireless Spectrum Held-for-Sale	15,507	—
Other Assets	6,623	6,244

Current Assets	65,547	51,973

Investment Securities	2,615	5,190
Investments in Unconsolidated Companies	17,082	16,002
Property, Plant and Equipment, Net	202,573	207,072
Other Assets	35,744	50,395

TOTAL ASSETS	$323,561	$330,632

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Portion of Long-Term Debt	$20,000	$5,000
Accounts Payable	6,834	6,822
Customer Deposits and Advance Billings	3,106	3,307
Other Accrued Liabilities	17,260	18,475
Liabilities of Discontinued Operations	270	604

Current Liabilities	47,470	34,208

Long-Term Debt	41,250	65,000
Deferred Credits and Other Liabilities	41,510	43,196
Stockholders’ Equity	193,331	188,228

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$323,561	$330,632

CT Communications, Inc.
Customer Information

	September 30,	September 30,	%
	2005	2004	Change
ILEC Access Lines
Business Lines	28,532	28,912	(1.3)%
Residential Lines	82,511	84,816	(2.7)%

Total ILEC Access Lines	111,043	113,728	(2.4)%

CLEC Access Lines	31,853	31,194	2.1%

Greenfield Access Lines	14,387	12,284	17.1%

Total Wired Access Lines	157,283	157,206	0.0%

Wireless Subscribers	45,285	41,229	9.8%

Long Distance Lines
In ILEC	84,723	84,760	—
In CLEC	24,723	22,819	8.3%
In Greenfield	8,080	6,328	27.7%

Total Long Distance Lines	117,526	113,907	3.2%

Internet Access Customers
Dial-Up	7,197	9,686	(25.7)%
DSL	17,921	12,477	43.6%
High Speed	649	561	15.7%

Total Internet Access Customers	25,767	22,724	13.4%

Greenfield Projects

	Lines in	Potential	Total
	Service	Lines	Projects

By Year Signed
Previous Years	9,306	27,033	51
2002	3,763	12,694	24
2003	869	4,846	18
2004	413	3,864	12
2005	36	1,867	7

Total	14,387	50,304	112

By Type
Mall	2,529	2,800	3
Single Family Homes	8,160	34,954	60
Multi-Dwelling Units	2,950	11,289	40
Business	748	1,261	9

Total	14,387	50,304	112

CT Communications, Inc.
Other Selected Financial Data
(Unaudited, in thousands)
Capital Expenditures

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
ILEC	$3,921	$4,221	$12,128	$9,773
Wireless	225	1,286	1,692	1,904
CLEC	348	144	1,008	540
Greenfield	1,055	1,201	4,058	3,141
Internet	352	408	950	1,084
Other	326	270	739	852

Total	$6,227	$7,530	$20,575	$17,294

% of Revenue	13.9%	18.4%	16.2%	14.2%
Depreciation

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
ILEC	$5,040	$4,487	$15,278	$14,159
Wireless	601	488	1,681	1,436
CLEC	635	629	1,898	1,888
Greenfield	868	774	2,518	2,239
Internet	431	1,538	1,365	2,337
Other	334	334	1,008	1,039

Total	$7,909	$8,250	$23,748	$23,098